As filed with the Securities and Exchange Commission on July 9, 2014

Registration No. 333-167196

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Hydroelectric Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	20-8979735
(state or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

901 Marco Polo Plaza Building

No. 80 Anli Road, Chao Yang District, Beijing

People’s Republic of China 100101

Tel: (86-10) 5963-6881

(Address of principal executive office)

CHINA HYDROELECTRIC CORPORATION 2008 SHARE INCENTIVE PLAN

(Full Title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor,

New York, NY 10017

(212) 750-6474

(Name, address and telephone number of agent for service)

Copies to:

Portia Ku, Esq.

O’Melveny & Myers

2765 Sand Hill Rd.

Menlo Park, CA 94025

United States of America

Tel: +1 (650) 473-2630

Fax: +1 (650) 473-2601

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-167196 ) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by China Hydroelectric Corporation, a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on May 28, 2010. Under the Registration Statement, a total of 12,000,000 ordinary shares of the Registrant, par value $0.001 per share (the “Ordinary Shares”) were registered for issuance upon exercise of options granted or to be granted pursuant to the Registrant’s 2008 Share Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued securities previously registered under the Registration Statement and issuable under the Plan.

On January 13, 2014, the Registrant entered into an agreement and plan of merger (the “Merger Agreement”) with CPT Wyndham Holdings Ltd. (“Parent”) and CPT Wyndham Sub Ltd. (“Merger Sub”), a wholly owned subsidiary of Parent. On July 3, 2014, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement and the transactions contemplated thereby, as contemplated by the Merger Agreement.

On July 9, 2014 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. Upon the completion of the Merger, all outstanding Ordinary Shares and American depositary shares of the Registrant and all outstanding and unexercised options to purchase Ordinary Shares pursuant to the Plan were cancelled.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on July 9, 2014.

China Hydroelectric Corporation

By:	/s/ Liya Chen
Name:	Liya Chen
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 9, 2014.

Signature	Capacity

/s/ Dr. You-Su Lin
Dr. You-Su Lin	Chief Executive Officer

/s/ Liya Chen
Liya Chen	Chief Financial Officer

/s/ Rajan Rosick
Rajan Rosick	Director

/s/ Darren Massara
Darren Massara	Director

/s/ Ryutaro Aida
Ryutaro Aida	Director

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